EXHIBIT 99.1

Global Blood Therapeutics Announces Initiation of Phase 1 Trial  to Evaluate the Physiologic Effects of GBT440 in Healthy Volunteers Under Hypoxemic Conditions

SOUTH SAN FRANCISCO, Calif., Feb. 16, 2017 (GLOBE NEWSWIRE) -- Global Blood Therapeutics, Inc. (GBT) (NASDAQ:GBT) today announced initiation of the Phase 1 Basecamp (GBT440-011) clinical trial, which is evaluating the physiologic effects of GBT440 in fit healthy volunteers under hypoxic conditions and exercise conditions that maximally stress the function of the heart and lungs.

GBT440 is a hemoglobin modifier that left-shifts the oxygen-hemoglobin dissociation curve, which has the potential to enable increased oxygen uptake in the lungs, resulting in increased blood oxygen saturation and improved oxygen delivery to tissues. Building on data from animal models showing improved oxygen delivery under hypoxic conditions, the Basecamp study is part of a clinical development program that is evaluating GBT440 as a potential treatment for hypoxemia (low levels of oxygen in the blood) and will complement the data from the ongoing Phase 2 idiopathic pulmonary fibrosis (IPF) studies.

"In patients with chronic hypoxemic pulmonary disorders, such as IPF, the lungs cannot supply adequate oxygen to the blood, and the resulting hypoxia is believed to play a key role in adverse outcomes,” said Ted W. Love, M.D., president and chief executive officer of GBT. “We believe GBT440 has promising applications in hypoxemic pulmonary conditions because of its potential to enable increased oxygen uptake in the lungs and improve oxygen saturation, which in turn improves oxygen delivery to tissues. Designed to address the physiologic effects of GBT440 under hypoxemic and maximal stress conditions in fit healthy volunteers, Basecamp results will support our understanding of GBT440’s effects on hypoxemia and exercise capacity across a range of hypoxic conditions.”

GBT is also currently conducting two Phase 2a clinical trials of GBT440 as a potential treatment for hypoxemia in two groups of hypoxemic IPF patients: those who become hypoxemic on exertion (GBT440-006) and those who are dependent on oxygen when resting (ZEPHYR).

About the Phase 1 Basecamp Trial
The open-label Basecamp study is evaluating the safety of GBT440 and its effect on oxygen saturation in fit healthy volunteers at rest and following maximal exercise under normoxic (normal levels of oxygen in the blood) and hypoxic conditions. Approximately 12 healthy volunteers, ages 18 to 50 years, will be enrolled and will receive 900 mg of GBT440 administered orally, once daily for 14 days.

The primary endpoint of the study is the change in oxygen saturation at rest and during maximal exercise, measured under hypoxic conditions. Secondary endpoints include the change in VO2-max, cardiac output, dyspnea (difficult or labored breathing) – all measured under normoxic and hypoxic conditions at Day 15 compared with baseline and safety.

About Global Blood Therapeutics
Global Blood Therapeutics, Inc. is a clinical-stage biopharmaceutical company dedicated to discovering, developing and commercializing novel therapeutics to treat grievous blood-based disorders with significant unmet need. GBT is developing its lead product candidate, GBT440, as an oral, once-daily therapy for sickle cell disease. GBT is also investigating GBT440 for the treatment of hypoxemic pulmonary disorders including idiopathic pulmonary fibrosis. To learn more, please visit: www.globalbloodtx.com.

Forward-Looking Statements
Statements we make in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements, including statements regarding the therapeutic potential and safety profile of GBT440, and our ability to implement our clinical development plans for GBT440, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, the risks that our clinical and preclinical development activities may be delayed or terminated for a variety of reasons, that regulatory authorities may disagree with our clinical development plans or require additional studies or data to support further clinical investigation of our product candidates, and that drug-related adverse events may be observed in later stages of clinical development, along with those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, as well as discussions of potential risks, uncertainties and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Myesha Lacy (investors)
GBT
650-351-4730
investor@globalbloodtx.com

Julie Normart (media)
Pure Communications
415-946-1087
media@globalbloodtx.com